Exhibit 99.1

National American University Holdings, Inc. Announces Appointment of Education Leader
Dr. David K. Heflin as Chief Financial Officer

Rapid City, South Dakota, June 1, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that it has appointed Dr. David K. Heflin as the Company’s Chief Financial Officer, effective June 1, 2015.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “I am pleased to welcome Dr. Heflin as a member of the NAU leadership team. David possesses substantial public company experience and a decade of successful operational experience at Colorado Technical University, University of Sioux Falls, and Clayton State University in Georgia, which has resulted in a deep understanding of financial planning, budgeting, and management in the higher education industry. I look forward to working closely with David on ensuring a smooth transition in the near term and continuing to execute on the strategic initiatives we’ve set forth for the Company over the long term.”

Dr. Heflin commented, “I am excited to be joining National American University Holdings, Inc., at this stage of the Company’s growth and am eager to begin my work with Dr. Shape and other members of the leadership team. NAU’s commitment to academic integrity and student outcomes is one of the major factors that attracted me to the University, and I am thrilled to be able to have the opportunity to contribute to these goals.”

Dr. Heflin possesses over a decade of public company experience. From 1997 to 1999, he led the financial planning, budgeting, reporting, and controller function at ICG Telecom Group, Inc., a former subsidiary of ICG Communications, Inc., then a publicly traded company that specialized in converged voice and data services for businesses. From 1988 to 1997, Dr. Heflin served in various positions of increasing responsibility in accounting and strategic planning at BellSouth Telecommunications, Inc.

Dr. Heflin most recently served as campus president at Colorado Technical University’s Sioux Falls, South Dakota, campus, where he assumed responsibility and leadership of all campus functions. During his tenure, which began in 2008, he helped to expand both on-ground and online student population and guided the institution through a successful 2012 accreditation reaffirmation. From 2005 to 2008, Dr. Heflin served as vice president for business and operations at Clayton State University in Morrow, Georgia.

From 2001 to 2005, Dr. Helfin served as chief financial officer and chief operating officer at University of Sioux Falls, where he oversaw a variety of areas including but not limited to enrollment management, risk management, accounting, budgeting, human resources, facilities management, IT, and financial aid.

Dr. Heflin holds an Ed.D. in Leadership from the University of St. Thomas in St. Paul, Minnesota, and a Master of Arts degree in Political Science and a Bachelors of Professional Accountancy from Mississippi State University. He possesses the CPA designation as well as the CMA designation.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn                                                               Adam Prior
415-568-2255                                                                        212-836-9606
csohn@equityny.com                                                       aprior@equityny.com